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                                  Exhibit 1.2

   Letter to CCPR holders from Steven M. Odre, Senior Vice President, General
         Counsel and Secretary of the Company, dated September 22, 2000


                               September 22, 2000


Dear CCPR Holder:

     On September 11, 2000, Meridian Venture Group, L.L.C., filed a Tender Offer Statement on Schedule TO with the SEC relating to a tender offer by Meridian Venture Group, L.L.C., to purchase Contractual Contingent Payment Rights arising from the purchase of Class A interests of Amgen Clinical Partners, L.P. (the "CCPRs").

     Pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, Amgen is required to provide certain information to you regarding this tender offer. Please review Amgen's Solicitation/Recommendation Statement on Schedule 14d-9. The Solicitation/Recommendation Statement contains a detailed explanation of Amgen's position on the tender offer and other important information related to the tender offer. We urge you to read the enclosed material carefully.

     If you have any questions, please contact Amgen Investor Relations at (805) 447-3352.

                                        Sincerely,


                                        Steven M. Odre
                                        Senior Vice President, General Counsel
                                        and Secretary

Enclosure